Exhibit a. (1)
ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
HOMESTEAD FUNDS, INC.
     FIRST: The Board of Directors (“Board”) of Homestead Funds, Inc. (“Corporation”), a Maryland corporation organized on June 29, 1990, has changed the name of the series of the Corporation heretofore known as “International Stock Index Fund” to “International Value Fund.”
     SECOND: The renaming described herein was approved by a majority of the Board in accordance with Section 2-605 of the Corporations and Associations Article.
     THIRD: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.
     FOURTH: These Articles of Amendment shall be effective as of June 12, 2006.
     IN WITNESS WHEREOF, the undersigned President of Homestead Funds, Inc. hereby executes these Articles of Amendment on behalf of the Corporation, and hereby acknowledges these Articles of Amendment to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material aspects.

Date: June 9, 2006	/s/ Peter R. Morris Peter R. Morris
President

Attest:	/s/ Danielle C. Sieverling Danielle C. Sieverling
Secretary
Arlington, Virginia
Subscribed and sworn to before me this 9th day of June, 2006.

/s/ Trish Hammock Notary Public